     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1997

                                                      REGISTRATION NO. 333-24655
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM F-3
                                       TO
                                    FORM F-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                   OLICOM A/S
             (Exact name of registrant as specified in its charter)

      KINGDOM OF DENMARK                                           NONE

(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                                  NYBROVEJ 114
                                 DK-2800 LYNGBY
                                    DENMARK
                                +45 45 27 00 00
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


        J. MICHAEL CAMP                                              Copy to:
         OLICOM, INC.                                           LAWRENCE D. GINSBURG
900 EAST PARK BLVD., SUITE 250                      LIDDELL, SAPP, ZIVLEY, HILL & LABOON, L.L.P.
      PLANO, TEXAS 75074                                      2200 ROSS AVENUE, SUITE 900
        (972) 423-7560                                            DALLAS, TEXAS 75201
(Name, address, including zip code, and telephone              TELEPHONE: (214) 220-4800
number, including area code, of agent for service)             TELECOPIER: (214) 220-4899


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after this Post-Effective Amendment becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         On June 12, 1997, the Registrant acquired CrossComm Corporation ("CrossComm") pursuant to an agreement and Plan of Reorganization among the Company, PW Acquisition Corporation and CrossComm (the "Merger"). In connection with the Merger, the Registrant registered with the Securities and Exchange Commission, Registration Number 333-24655 the offer and sale of 3,805,647 common shares in the Registrant ("Common Shares") and warrants ("Warrants") to purchase 1,093,285 Common Shares. In connection with the Merger, the Company issued 2,537,423 Common Shares and Warrants to purchase 1,022,771 Common Shares. Accordingly, the Registrant is hereby de-registering (i) 245,453 of the Common Shares the offer and sale of which were previously registered, and (ii) Warrants to purchase 70,514 Common Shares, the offer and sale of which were previously registered. Such de-registration shall be effective at such time as this Post-Effective Amendment is declared effective.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS
                                   OLICOM A/S

                                ---------------

                         Up to 1,022,771 Common Shares
                            $19.74 per Common Share


                                ---------------


         This Prospectus relates to an aggregate of 1,022,771 common shares, nominal value DKK 0.25 per share ("Common Shares"), in Olicom A/S, a corporation organized under the laws of the Kingdom of Denmark ("Olicom" or the "Company"), issuable on exercise of warrants to purchase Common Shares ("Warrants") that were originally issued in connection with the Company's acquisition of CrossComm Corporation ("CrossComm").



         On June 12, 1997, PW Acquisition Corporation, a wholly-owned subsidiary of the Company ("MergerSub"), was merged with and into CrossComm (the "Merger") pursuant to that certain Agreement and Plan of Reorganization dated as of March 20, 1997, among the Company, MergerSub and CrossComm (the "Merger Agreement"). In connection therewith, the Company exchanged each outstanding share of common stock in CrossComm, par value $0.01 per share, for $5.00 in cash, 0.2667 Common Shares and Warrants to acquire 0.1075 Common Shares at an exercise price of $19.74 per full Common Share. No fractional Common Shares,, no fractional Warrants and no Warrants to purchase fractional Common Shares were issued in connection with the Merger. The Company issued Warrants to purchase 1,022,771 Common Shares in connection with the acquisition of CrossComm.



         SEE "RISK FACTORS," BEGINNING ON PAGE 2 FOR A DESCRIPTION OF CERTAIN RISKS RELATING TO THE COMPANY AND ITS OPERATIONS.



         NO PERSON HAS BEEN AUTHORIZED BY OLICOM TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONTAINED HEREIN SINCE THE DATE HEREOF.


                                ---------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                   OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.


                                ---------------


               The date of this Prospectus is October ___, 1997.

                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements applicable to "foreign private issuers" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials can also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549. Common Shares are traded on the Nasdaq National Market under the symbol "OLCMF," and Warrants are traded on the Nasdaq National Market under the symbol "OLCWF." Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding the Company and other registrants that have been filed electronically with the Commission. The address of such site is http://www.sec.gov.



         Olicom has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering of Common Shares described herein. This Prospectus constitutes the prospectus of the Company that is filed as part of the Registration Statement, but does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C., as well as through the Commission's web site at http://www.sec.gov. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or other such document, each such statement being qualified in all respects by such reference.



                            REPORTS TO SHAREHOLDERS



         The Company is currently exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and its securities are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. The Company is not required under the Exchange Act to publish financial statements as frequently or as promptly as are United States companies subject thereto. However, the Company furnishes and will continue to furnish, its shareholders with annual reports containing audited financial statements and periodic interim reports containing unaudited results of operations as well as other reports. The Company's management has in the past solicited proxies from its shareholders intends to continue this practice.

         The Company prepares its consolidated financial statements in United States dollars in accordance with accounting principles generally accepted in both the Kingdom of Denmark and the United States. All references to "dollars" or "$" in this Prospectus are to United States dollars, and all references to "kroner" or "DKK" are to Danish kroner.


                        ENFORCEMENT OF CIVIL LIABILITIES


         The Company is a corporation organized under the laws of the Kingdom of Denmark. All of its directors, substantially all members of corporate management, and all of its experts named herein are nonresidents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. A substantial portion of the Company's assets are located in the Kingdom of Denmark. See "Risk Factors -- Risks Relating to the Company: Consequences of Danish Incorporation" and "-- Risks Relating to the Company: Service and Enforcement of Legal Process." As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or the Company judgments of United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been advised by Advokatfirmaet O. Bondo Svane, its Danish legal counsel, that liabilities predicated solely upon the federal securities laws of the United States are not enforceable in original actions instituted in the Kingdom of Denmark, or in actions instituted in the Kingdom of Denmark for enforcement of judgments of United States courts.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed with the Commission are incorporated by reference in this Prospectus:



                 1. Olicom's Annual Report on Form 20-F for the fiscal year ended December 31, 1996.



                 2. Olicom's Report on Form 6-K with respect to the quarter ended March 31, 1997.



                 3. Olicom's Report on Form 6-K dated June 30, 1997, with respect to the acquisition of CrossComm.



                 4. The description of the Common Shares contained in Olicom's Registration Statement on Form 8-A (file no. 0-20738) dated October 15, 1992, including any amendment or report filed for the purpose of updating such description.



                 5. The description of the Warrants contained in Olicom's Registration Statement on Form 8-A (file no. 0-20738) dated April 30, 1997, including any amendment or report filed for the purpose of updating such description.

         All Annual Reports on Form 20-F, and any Form 6-K so designated, subsequently filed by the Company pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering under this Prospectus shall be deemed to be incorporated by reference into this Prospectus from the date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



          THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. OLICOM HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED BY REFERENCE HEREIN (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). REQUESTS FOR DOCUMENTS SHOULD BE DIRECTED TO OLICOM A/S, AT ITS INVESTOR RELATIONS OFFICES AT NYBROVEJ 114, DK-2800 LYNGBY, DENMARK (TELEPHONE +45 45 27 00 00), OR 900 EAST PARK BOULEVARD, SUITE 250, PLANO, TEXAS 75074 (TELEPHONE (972) 423-7560).


                                   TRADEMARKS


         The "Olicom" mark is a registered trademark of Ing. C. Olivetti & C., S.p.A., that has been licensed to Olicom. "GoCard" and the Olicom clasped hands logo are registered trademarks of Olicom, and "RapidFire," "CrossFire," "CellDriver," "CrossComm," "ClearPath," "Riserswitch" and "ExpertWatch" are trademarks of Olicom. This Prospectus also contains trademarks of companies other than Olicom and its subsidiaries and affiliates.

                                    SUMMARY



THE COMPANY


         Olicom develops and markets local area network ("LAN") software and hardware products that enable computer users to communicate, exchange data and share computing resources in workgroup and enterprise LANs or in wide area networks ("WANs"). Olicom believes that its products offer superior performance, are price competitive and are fully compatible with industry standards and networking and internetworking products manufactured by International Business Machines Corporation ("IBM") and other vendors. Olicom's products are marketed worldwide primarily through distributors, value-added resellers (including dealers, systems integrators and other resellers) ("VARs") and original equipment manufacturer customers ("OEMs").


         Pursuant to the Merger, the Company acquired CrossComm (now known as Olicom Enterprise Products, Inc.), which develops, manufactures, markets and supports advanced networking products that concurrently support bridging, multi-protocol routing and high speed LAN switching functions and asynchronous transfer mode ("ATM") switching. Such products are marketed to customers transitioning mission-critical business applications from legacy hierarchical computing environments, typically dominated by IBM mainframe systems with Systems Network Architecture ("SNA"), to client/server environments, where computing power is distributed throughout the organization and interconnected by an enterprise-wide network. This product line presently consists of a family of multi-protocol routers and high speed LAN and ATM switches, which supports a variety of LAN and WAN connections and LAN communications protocols and can be readily integrated with a customer's existing computer equipment. These products are designed to provide non-stop scalable networks that are easy to use, install and maintain, and provide customers a migration path to high bandwidth ATM networks.



         Unless otherwise indicated, the "Company" and "Olicom" refer to Olicom A/S, a corporation organized under the laws of the Kingdom of Denmark, and its wholly-owned and majority-owned subsidiaries. Olicom was incorporated in the Kingdom of Denmark in 1985. Olicom's principal executive offices are located at Nybrovej 114, DK-2800 Lyngby, Denmark. Its telephone number is +45 45 27 00 00.



PRINCIPAL TERMS OF THE WARRANTS



         In connection with the Merger, the Company issued to the former shareholders of CrossComm Warrants to purchase 1,022,771 Common Shares at an exercise price of $19.74 per full Common Share. Such Warrants were issued effective June 12, 1997, and will expire on June 11, 2000. No fractional Warrants and no Warrants to purchase fractional Common Shares were issued in connection with the Merger.

                                  RISK FACTORS


         The following risk factors should be considered by holders of Warrants in evaluating whether to exercise Warrants and thereby purchase Common Shares. These factors should be considered in conjunction with the other information included and incorporated by reference in this Prospectus.



         Certain statements included in this Prospectus are forward-looking, such as statements regarding rapidly changing technology, improvement of manufacturing efficiencies, new product introductions and enhancements to existing products, availability of licenses with respect to intellectual property, anticipated synergies in connection with the Merger, and expected transaction charges and expenses relating to the integration of CrossComm into the Company,. Such forward-looking statements, in addition to information included in this Prospectus and other information incorporated by reference herein, are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results in the future to differ significantly from results expressed or implied in any forward-looking statements by, or on behalf of, the Company. These and other risks are detailed below.



RISKS RELATING TO THE COMPANY



         Rapid Technological Change; New Products and Evolving Markets. The market for the products of the Company is characterized by frequent new product introductions, rapidly changing technology, changes in customer requirements, short product life cycles and continued emergence of new industry standards, any one of which could render the existing products of the Company obsolete. The success of the Company will depend to a substantial degree upon its ability to develop and introduce, on a cost-effective and timely basis, new products and enhancements to existing products that meet changing customer requirements and emerging industry standards, and take advantage of technological advances. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The Company has on occasion experienced delays in the introduction of new products and product enhancements. There can be no assurance that the Company will be able to identify, develop, manufacture or market new or enhanced products successfully or on a timely basis, that new products will gain market acceptance, or that the Company will be able to respond effectively to product announcements by competitors, technological changes, emerging industry standards or changing customer requirements. From time to time, the Company may announce new products or product enhancements, capabilities or technologies that have the potential to replace or shorten the life cycle of existing product offerings and that may cause customers to defer purchases of existing products or cause resellers to return products. Any failure to introduce new products or product enhancements on a timely basis, customer delays in purchasing products in anticipation of new product introductions, or any inability of the combined company to respond effectively to product announcements by competitors, technological changes, changing customer requirements or emerging industry standards could have a material adverse effect on the business, financial condition or results of operations of the Company.

         The markets for the Company's products are characterized by evolving methods of building and operating networks. The Company's operating results will depend to a significant extent on its ability to reduce costs of existing products. The success of many new products is dependent on several factors, including proper new product definition, product cost, timely completion and introduction of new products, differentiation of new products from those of competitors, market acceptance of these products, and the activities of parties with whom the Company has joint development projects. Any failure of the Company's new product development efforts could have a material adverse effect on its business, financial condition or results of operations.



         The Company believes that the ability to compete successfully in the market for LAN products is dependent upon the continued compatibility and interoperability of its products with products and architectures offered by various vendors, including workstation and personal computer architectures and computer and network operating systems. There can be no assurance that the Company will be able to effectively address the compatibility and interoperability issues raised by technological changes or evolving industry standards. Any failure to so address compatibility and interoperability issues could have a material adverse effect on the business, financial condition or results of operations of the Company.



         Industry standards for ATM technology are still evolving. One of the bodies setting industry standards is the ATM Forum, a group of industry participants including equipment manufacturers, telecommunications service providers and end users. As these standards evolve, the Company may be required to modify its products or develop and support new versions of products. Any failure of such products to comply promptly and cost-effectively, or delays in achieving such compliance, with the various existing and evolving industry standards could delay introduction of the Company's products, which could have a material adverse effect on the business, financial condition or results of operations of the Company.



         Competition. The Company experiences significant competition and expects substantial additional competition from established and emerging computer, communications and networking companies. There can be no assurance that or the Company will be able to compete successfully in the future with existing or new competitors. The networking industry has become increasingly competitive, and the results of operations of the Company may be adversely affected by the actions of existing or future competitors. Such actions may include the development or acquisition of new technologies, the introduction of new products, marketing and sales activities directed at the Company's customers, the assertion by third parties of patent or similar intellectual property rights, and the reduction of prices by competitors to gain or retain market share. Industry consolidation or alliances may also affect the competitive environment. In particular, competitive pressures from existing or new competitors that offer lower prices or introduce new products could result in delayed or deferred purchasing decisions by potential customers and price reductions, both of which could adversely affect the sales and operating margins of the Company. The industry in which the Company competes is characterized by declining average selling prices. This trend could adversely impact the sales and operating margins of the Company. Many of the Company's current and potential competitors have longer operating histories and substantially greater financial, technical, sales, marketing and other resources, as well as greater name recognition and a larger installed customer base, than the Company. As a result, these competitors may be able to devote greater resources to the development, promotion, marketing and support of their products than the Company. In addition, competitors with a larger installed customer base may have a competitive advantage over the Company when selling similar products or alternative networking solutions to such customers. Increased competition could result in significant price competition, reduced profit margins or loss of market share, any of which could have a material adverse effect on the business, financial condition or results of operations of the Company. See "-- Rapid Technological Change; New Products and Evolving Markets" and "-- Patents, Intellectual Property and Licensing."



         Fluctuations in Operating Results. The revenue and operating results of the Company have fluctuated, and the revenue and operating results of the Company may in the future fluctuate, from quarter to quarter and from year to year due to a combination of factors, including, without limitation, (i) the integration of personnel, operations and products from acquired businesses,
(ii) increased competition, (iii) capital spending of end-users, (iv) the timing and amount of significant orders from distributors, VARs and OEMs, including decisions by such customers as to the quantity of products to be maintained in inventories, (v) the mix of distribution channels and products,
(vi) the Company's success in developing, introducing and shipping product enhancements and new products, (vii) the ability to attain and maintain production volumes and quality levels for products, (viii) manufacturing lead times, and changes in material costs, (ix) the ability to obtain manufacturing economies when planned, (x) new product introductions by competitors, (xi) pricing actions by the Company or its competitors, (xii) overall demand for communications and networking products, and (xiii) general economic conditions, together with economic and other considerations specific to the computer and networking industries. The results of operations for any quarter are not necessarily indicative of results to be expected in future periods.



         A significant portion of the expenses of the Company are relatively fixed in advance, based in large part on forecasts of future sales. If sales are below expectations in any given period, the adverse effect of a shortfall in sales on the Company's operating results may be magnified by the inability to adjust spending to compensate for such shortfall. The backlog of the Company at the beginning of each quarter typically is not sufficient to achieve expected revenue for that quarter. To achieve its revenue objectives, the Company will be dependent upon obtaining orders in a quarter for shipment during that quarter. Furthermore, the Company's agreements with its customers typically provide that they may change delivery schedules, cancel orders within specified time frames without significant penalty, and within certain limits, return unsold products in connection with rotation of inventory. Distributors, VARs and OEMs have no long-term obligations to purchase products, which in turn creates the risk of unanticipated declines in sales to customers for competitive reasons or because of the internalization of the manufacture of products previously purchased on an OEM basis. The Company's industry is characterized by short product life cycles and declining prices of existing products, which require continual improvement of manufacturing efficiencies and introduction of new products and enhancements to existing products to maintain gross margins. Moreover, in response to competitive pressures or to pursue new product or market opportunities, the Company may take certain pricing or marketing actions that could have a material adverse effect on the business, financial condition or results of operation of the Company. As a result of all of the foregoing, it is possible that in some future quarter the Company's operating results may be below the expectations of securities analysts and investors. In such event, the price of the Common Shares would likely be materially and adversely affected. See "-- Volatility of Stock Price."



         Volatility of Stock Price. The trading price of the Common Shares has been subject to wide fluctuations in response to quarterly variations in the Company's financial performance, shortfalls in revenue or earnings from levels forecast by securities analysts, changes in estimates by such analysts, market conditions in the computer software or hardware industries, product introductions by the Company or its competitors, announcements of extraordinary events such as acquisitions or litigation, or general economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could adversely affect the market price for the Common Shares. See "-- Fluctuations in Operating Results."



         Reliance on Indirect Channels of Distribution. The revenues of the Company have been, and are anticipated to be, highly dependent upon the sales efforts and success of distributors, VARs and OEMs, which have not been and will not be within the control of the Company. These resellers also represent other lines of products that are complementary to, or compete with, those of the Company. While the Company encourages its resellers to focus on the Company's products through marketing and support programs, there can be no assurance that these resellers will not give higher priority to products of other suppliers, thereby reducing the efforts devoted to selling products of the Company. See "-- Fluctuations in Operating Results."



         Risks Associated with Failure to Manage Growth. The Company has undergone a period of rapid growth and expansion. The Company has also experienced significant growth in its employee base. The Company's ability to compete effectively and execute its strategies will depend in part upon its ability to manage the integration of acquired companies, to continue to improve its operational, management and financial systems and controls, and to integrate new employees. See "-- Risks Relating to the Merger: Integration of Certain Operations." The failure of the Company's management team to effectively manage further growth could have a material adverse effect on the Company's business, financial condition or results of operations.



         Dependence on Sole and Limited Source Suppliers and Availability of Components. Several key components used in the manufacture of the Company's products are currently purchased only from single or limited sources. In general, the Company does not have long-term agreements with any of these single or limited sources of supply. Any interruption in the supply of any sole or limited source components, or the inability of the Company to procure these components from alternate sources at acceptable prices and within a reasonable time, could have a material adverse effect upon the business, financial condition or results of operations of the Company. Qualifying additional suppliers is time consuming, and the likelihood of errors is greater with new suppliers.

Lead times for materials and components ordered by the Company vary significantly, and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. If orders do not match forecasts, the Company may have excess or inadequate inventory of certain materials and components. From time to time the Company has experienced shortages and allocations of certain materials and components, and has experienced delays in filling orders while waiting to obtain the necessary components. Given current worldwide demand for certain components used by the Company and the complexity and yield problems in manufacturing such components, such shortages and allocations are likely to occur in the future and could have a material adverse effect on the business, financial condition or results of operations of the Company.



         Dependence on Contract Manufacturing. The Company currently subcontracts product assembly and aspects of component procurement. Further, two of the Company's subcontractors conduct manufacturing of products in Thailand. The importation of products from Thailand exposes the Company to the possibility of product supply disruption and increased costs in the event of political unrest, unstable economic conditions or developments that are adverse to trade. The inability of contract manufacturers to provide the Company with adequate supplies of high-quality products, or the loss of any of the Company's contract manufacturers, could cause a delay in the Company's ability to fill orders while production is shifted to alternative manufacturers or replacement manufacturers are identified, and could have a material adverse effect on the Company's business, financial condition or results of operations. See also "-- Risks Associated with International Operations; Currency Exchange Rate Fluctuations."



         Product Concentration. During 1996, sales of network interface cards accounted for approximately 74.4% of the Company's net revenues. Declines in the demand for the Company's network interface cards, whether as a result of competition, technological change or otherwise, could have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, the future performance of the Company in the network switching market will depend in part on the successful development, introduction and market acceptance of new and enhanced products. Any failure of the Company's products to achieve market acceptance could have a material adverse effect on the business, financial condition or results of operations of the Company.



         Patents, Intellectual Property and Licensing. The success of the Company has been and will be dependent on its proprietary technology. The Company has generally relied, and will continue to rely, on copyright, trademark and trade secret laws to establish and maintain proprietary rights in its technologies and products. There can be no assurance that the steps taken by the Company to protect proprietary rights will be adequate to prevent misappropriation of its technologies or that competitors will not independently develop technologies that are substantially equivalent or superior to its technologies. In the event that protective measures are not successful, the Company's business, financial condition or results of operations could be materially and adversely affected. In addition, the laws of some foreign countries may not permit the protection of proprietary rights to the same extent as do the laws of the United States. Although the Company believes the protection afforded by its copyrights and trademarks have value, the rapidly changing technology in the networking industry makes the Company's future success dependent primarily on the innovative skills, technological expertise and management abilities of its employees rather than on patent, copyright and trademark protection.



         Many of the Company's products are designed to include software or other intellectual property licensed from third parties, and the loss of the right to use such software or other rights might require significant changes in, or otherwise disrupt or delay the distribution of, such products. While it may be necessary in the future to seek or renew licenses relating to various aspects of its products, the Company believes that, based upon past experience and standard industry practice, such licenses generally could be obtained on commercially reasonable terms. From time to time the Company receives communications from third parties asserting that its use of trademarks, or that its products, infringe or may infringe the rights of third parties. In this connection, CrossComm (now known as Olicom Enterprise Products, Inc.) is a defendant in an action filed by Datapoint Corporation ("Datapoint") alleging infringement by CrossComm of Datapoint patents. There can be no assurance that any such claims will not result in protracted and costly litigation; however, based upon general practice in the industry the Company believes that such matters can ordinarily be resolved without any material adverse impact on their business, financial condition or results of operations. Nevertheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any such challenge. The inability to obtain certain licenses or other rights or to obtain such licenses or rights on favorable terms, or litigation arising out of such other parties' assertion, could have a material adverse effect on the business, financial condition or results of operations of the Company.



         License of Olicom Trademark. The Company is the licensee of the trademark "Olicom" pursuant to a license from Ing. C. Olivetti & C., S.p.A. ("Olivetti") that prohibits Olivetti from using, or granting to a third party any rights to use, the trademark on products of the type manufactured or marketed by the Company. The Company has no ownership rights in the trademark. In the event that the license of the trademark were terminated, the Company would be required to change its name and cease using the trademark on its products. A change in the Company's name and the creation of a new trademark could involve substantial expense and the possibility of customer confusion, which, in turn, could have a material adverse effect on the business, financial condition or results of operations of the Company.


         Risks Associated with International Operations; Currency Exchange Rate Fluctuations. Conducting business outside of the United States is subject to certain risks, including, without limitation, longer payment cycles, unexpected changes in regulatory requirements and tariffs, export licenses, political instability, difficulties in staffing and managing foreign operations, greater difficulty in accounts receivable collection, and potentially adverse tax consequences. International sales are also affected by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.


         The Company's business may also be affected by changes in demand resulting from fluctuations in currency exchange rates. The Company generates sales primarily in U.S. dollars (Olicom's functional currency) and incurs expenses in a number of currencies, principally in

U.S. dollars and Danish kroner. Fluctuations in the value of foreign currencies cause U.S. dollar-translated amounts to change in comparison with previous periods. Due to the number of currencies involved, the constantly changing currency exposures and the fact that all foreign currencies do not react in the same manner against the U.S. dollar, the Company cannot quantify, in any meaningful way, the effect of exchange rate fluctuations upon future income. Although the Company seeks to manage its foreign currency exposures by matching non-dollar revenues and expenses and by entering into hedging transactions, there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the business, financial condition or results of operations of the Company.



         Dependence on Foreign Subsidiary. A portion of the Company's research and development activities are conducted in Gdansk, Poland, at its wholly-owned subsidiary, Olicom-Poland, Ltd. In the event the current political and economic environment in Poland becomes less favorable to the Company or restrictions are imposed on travel or technology transfers between Poland and the United States, there could be an adverse effect on the research and development activities, as well as the business, financial condition or results of operations, of the Company.



         Effect of Certain Charter Provisions. The Company's Articles of Association (the "Olicom Articles") prohibit any person from holding more than 33% of the outstanding Common Shares without obtaining the approval of the Company's Board of Directors (the "Board), which may condition its approval in such manner as it determines to be appropriate. A holder of more than 33% of the outstanding Common Shares who fails to obtain the approval of the Board is prohibited by the Olicom Articles from having any right to vote, or receive dividends or distributions on, any shares in excess of the 33% threshold. In addition, a shareholder who acquires Common Shares by means of a transfer cannot vote such shares until three months after such shareholder has been registered in the Company's list of shareholders. These provisions may have the effect of limiting the price that certain investors might be willing to pay in the future for Common Shares, delaying, deferring or otherwise discouraging an acquisition or change in control of the Company deemed undesirable by the Board, or adversely affecting the voting power of shareholders who own Common Shares in excess of the 33% threshold.



         Consequences of Danish Incorporation. The Company is a Danish corporation and its corporate affairs are governed by the Articles and the Companies Act of the Kingdom of Denmark. Although certain provisions of the Companies Act resemble some of the provisions of the corporation laws of a number of states in the United States, principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of the Company's shareholders may differ from those that would apply if the Company were incorporated in a jurisdiction within the United States.



         Service and Enforcement of Legal Process. All of the Company's directors, substantially all of the Company's executive officers, and all of the Company's experts named herein, or in the Company's Annual Report or Form 20-F for the year ended December 31, 1996, or in the Registration Statement, are non-residents of the United States, and all or a substantial portion of the assets of such persons are located outside the United States. A substantial portion of the Company's assets are located in Denmark. As a result, it may not be possible for United States shareholders to effect service of process within the United States upon such persons or to enforce against such persons or the Company judgments of United States courts predicated upon the civil liability provisions of the federal securities laws of the United States. The Company has been advised by its Danish counsel, Advokatfirmaet O. Bondo Svane, that civil liabilities under the Securities Act or the Exchange Act, are not enforceable in original actions instituted in the Kingdom of Denmark, or in actions instituted in the Kingdom of Denmark to enforce judgments of United States courts.


RISKS RELATING TO THE MERGER


         Integration of Certain Operations. The Company has entered into the Merger Agreement with the expectation that the Merger will result in beneficial synergies the Company. Achieving the anticipated benefits of the Merger will depend in part upon whether the integration of the businesses of the Company and CrossComm is accomplished in an efficient manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings, and coordination of their sales and marketing, research and development, administrative and financial reporting efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. If significant difficulties are encountered in the integration of existing product lines, resources could be diverted from new product development, resulting in delays in new product introductions. The integration of the product lines could also cause confusion or dissatisfaction among existing customers of the Company or CrossComm. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with distinct cultures. Further, as commonly occurs with high technology companies during pre-merger and integration phases, aggressive competitors may undertake formal initiatives to attract customers and recruit key employees through various incentives. The integration of certain operations following the Merger will require the dedication of management and other personnel resources which may temporarily distract attention from the day-to-day business of the combined company. The failure to successfully accomplish the integration of the two companies' operations could have a material adverse effect on the business, financial condition or results of operations of the Company.



         Distributors, Resellers and Customers. There can be no assurance that distributors, resellers and present and potential customers of the Company and/or CrossComm will continue their current buying patterns without regard to the Merger, and any significant delay or reduction in orders could have a material adverse effect on the Company's near-term business, financial condition or results of operations. In particular, the Company believes that customers could defer purchasing decisions as they evaluate the future product strategy of the combined company, and any such deferrals could have a material adverse effect on the business, financial condition or results of operations of the Company. In addition, the Company anticipates that it will utilize its distribution model in connection with the sale of CrossComm products after the Merger, and therefore, will place greater emphasis on sales of CrossComm products through indirect channels. There can be no assurance that utilizing the Company's distribution model for CrossComm's products will be successful. See

"Risks Relating to the Company -- Fluctuations in Operating Results" and " --
 Reliance on Indirect Channels of Distribution."



         Transaction Charges. The Company incurred charges to operations of $40.9 million in the quarter ended June 30, 1997, the quarter in which the Merger was consummated, which reflected costs associated with combining the operations of the Company and CrossComm, and with respect to the write-off of expenses associated with in-process research and development. Additional unanticipated expenses may be incurred relating to the integration of the businesses of the Company and CrossComm, including the integration of product lines and distribution and administrative functions. Although the Company expects that the elimination of duplicative expenses as well as other efficiencies related to the integration of the businesses of the Company and CrossComm may offset additional expenses over time, there can be no assurance that such net benefit will be achieved in the near term, or at all. There can be no assurance that the Company will be successful in its efforts to integrate the operations of the two companies. See "-- Integration of Certain Operations."



         Completion of Acquired In-Process Technologies. At the closing of the Merger, approximately $40 million of in-process research and development projects were acquired by the Company. The Company's management has estimated that additional costs will be required over two to three years to complete these projects. However, there can be no assurance that any or all of the projects will be completed successfully, and that if they are completed, they will be completed at a cost that is not substantially in excess of the amounts estimated by the Company's management. Moreover, there can be no assurance that the Company will be able to exploit the new technologies as they are developed. If the products developed from the acquired technologies fail to gain widespread commercial acceptance, there could be a material adverse effect on the business, financial condition or results of operations of the Company.



         In light of the foregoing factors, as well as other factors affecting the Company's operating results, past trends should not be used by investors or others to anticipate future trends, and prior operating performance may not be an accurate indicator of future performance.



                                USE OF PROCEEDS



         Assuming the exercise of all outstanding Warrants prior to their expiration, the net proceeds to be received by the Company from the sale of 1,022,771 Common Shares offered by the Company hereby will be $20,189,500. The Company intends to use the net proceeds from this Offering for working capital and general corporate purposes. The Company may also use a portion of the net proceeds to acquire businesses or products complementary to the Company's business, although there can be no assurance that any such acquisition will be made. As of the date of this Prospectus, the Company has no present plans, commitments or agreements, and is not currently involved in any discussions, with respect to any such transaction. Pending such uses, the net proceeds of the Offering will be invested in short-term instruments.

                              PLAN OF DISTRIBUTION



         The Common Shares described herein will be offered by the Company directly to holders of Warrants. Accordingly, it is not anticipated that any underwriter will be involved in such distribution.



                          DESCRIPTION OF COMMON SHARES



         Set forth below is a summary of certain information concerning Olicom's share capital and a brief description of certain provisions contained in Olicom's Articles of Incorporation (the "Olicom Articles") and of provisions of the Companies Act of the Kingdom of Denmark (the "Companies Act") applicable to the formation, organization and operation of Olicom. An English translation of the Olicom Articles has been filed as an exhibit to the Registration Statement, of which this Prospectus is a part. The following summary and description do not purport to be complete statements of these provisions and are qualified in their entirety by reference to the Olicom Articles, such exhibit and applicable Danish law.


AUTHORIZED CAPITAL


         The authorized share capital of Olicom consists of 26,688,000 Common Shares, of which there were issued and outstanding 17,412,148 Common Shares as of August 31, 1997, and 1,063,255 Common Shares were held in the treasury of Olicom as of such date. In addition, 1,246,569 Common Shares were reserved as of such date for issuance pursuant to options which have been or may be granted under Olicom's Share Incentive Plans.



         Included in the foregoing is authority to issue 8,000,000 Common Shares in connection with private placements or the acquisition of assets or companies at such times and on such terms as may be determined by the Board. The authorizations relating to the issuance of Common Shares for the specific purposes of private placements, acquisitions of assets or companies are valid until May 28, 2002, and the authorizations relating to the issuance of Common Shares under Olicom's Share Incentive Plans are valid until April 2, 2002, unless extended by an annual general meeting of shareholders (a "General Meeting") prior thereto.



         All Common Shares are presently issued in registered form.


LIABILITY TO FURTHER CALL OR ASSESSMENT


         The Common Shares to be issued upon exercise of Warrants, when issued and paid for, will be fully paid and non-assessable.

EXCHANGE CONTROLS


         There are no governmental laws, decrees or regulations of the Kingdom of Denmark that restrict the export or import of capital (including, without limitation, foreign exchange controls), or that affect the remittance of dividends, interest or other payments to nonresident holders of Common Shares. There are no limitations imposed by the laws of the Kingdom of Denmark or the Olicom Articles on the right of nonresident or foreign holders to hold or vote Common Shares.


TRANSFER AGENT AND REGISTRAR


         American Stock Transfer & Trust Company or its successor is the transfer agent and registrar for the Common Shares.



                       DESCRIPTION OF SHAREHOLDER RIGHTS
                           UNDER THE LAWS OF DENMARK



         The following is a summary of the rights of holders of Common Shares and of the Companies Act. This summary is not, and does not purport to be, comlete, and is qualified in its entirety be reference to the Companies Act and the Olicom Articles, and should be read in conjunction with the "Description of Common Shares."



MEETINGS OF SHAREHOLDERS



         The General Meeting is the supreme authority in the determination of all matters affecting the affairs of Olicom, subject to the limitations provided in the Companies Act and the Olicom Articles. The Olicom Articles require that a General Meeting be held in greater Copenhagen not later than the end of May during each year. Any shareholder in Olicom is entitled to submit proposals to be discussed at a General Meeting; however, in order to be considered at a General Meeting, any proposal that would require consideration by the Board is required to be submitted in writing to the Board not later than February 1 following the end of the year to which such General Meeting relates. However, if a proposal is received subsequent to the February 1 deadline, the Board is required to consider such proposal to the extent that it is practical to include consideration of such proposal in the agenda of a General Meeting. At a General Meeting, the audited accounts of Olicom (which are prepared in accordance with Danish law) are submitted for approval, together with the proposed appropriations of profit and the election of the board of directors and auditors. In addition, at a General Meeting the Board submits a report on the activities of Olicom during the previous year.



SHAREHOLDER POWER TO CALL SPECIAL MEETINGS



         Generally, extraordinary General Meetings are held at the request of the Board, Olicom's auditors or shareholders representing at least one tenth of the nominal value of the total share capital.

QUORUM OF SHAREHOLDERS



         Pursuant to the Companies Act, a quorum of shareholders is not required for Olicom's shareholders to conduct business at a General Meeting.


VOTING RIGHTS


         Except as described below, a holder of a Common Share is entitled to one vote at any General Meeting. Except as described below and subject to provisions of the Companies Act (which require that certain resolutions be passed by a greater vote), matters (including the election of directors) are decided at a General Meeting by a simple majority of the votes cast. Any shareholder is entitled to attend and vote at a General Meeting, either in person or by proxy. However, under the Olicom Articles a shareholder who has acquired shares by means of a transfer and who is not registered in Olicom's list of shareholders or who has not notified and documented to Olicom such acquisition of shares at the time that Olicom notices a General Meeting has no right to vote at such meeting.


CUMULATIVE VOTING


         In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the aggregate number of directors to be elected. A shareholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Without cumulative voting, the holders of a majority of the shares present at a meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.



         The Companies Act contains no regulation regarding cumulative voting, and the Olicom Articles do not provide for cumulative voting.



ACTION BY WRITTEN CONSENT OF SHAREHOLDERS



         Under the Companies Act, any decisions that are required to be taken at a meeting of shareholders (including decisions with respect to the election of directors, amendments of articles of association and other similar matters) may only be undertaken at a General Meeting. The formal requirements for notice may only be waived if all shareholders consent to such waiver.


VOTING REQUIREMENTS


         Resolutions for the dissolution of Olicom, its merger with another corporation, the amendment of the Olicom Articles, and certain other matters are required by the Companies Act to be approved by (i) two-thirds of the votes cast at the General Meeting, and (ii) two-thirds in nominal value of the voting capital represented and entitled to vote at the meeting. The approval at a General Meeting of any proposal that has not been made or endorsed by the Board requires that more than one-half of the shares and votes be represented at such meeting, and that three-fourths of the shares and votes represented at such meeting vote in favor of such proposal. Amendments which lessen the effect of Article 6 of the Olicom Articles (which provides for the limitation of any person's ownership of Olicom's share capital or votes (see "Limitations on Share Ownership")) require the approval of at least three-fourths of the votes cast at a General Meeting, unless such amendment has been proposed or endorsed by the Board, in which case the amendment can be adopted in the manner ordinarily required for amendments to the Olicom Articles.


BOARD OF DIRECTORS


         Olicom is managed by a board of directors which, under the Olicom Articles, is required to consist of between four and eight members elected, with a simple majority, by the shareholders at a General Meeting. Directors are elected for one-year terms expiring at the end of the following year's General Meeting, and are eligible for reelection. Absent an exemption from the Ministry of Industry of Denmark, at least 50% of the directors must be residents of Denmark; however, exemptions are automatically granted if at least 50% of the directors are residents of other countries in the European Community. In addition, the employees of Olicom may be represented on the Board by directors elected in accordance with statutory Danish law to that effect.



         The statutory rights of the employees of Olicom and its Danish subsidiaries (which rights have not been exercised to date) include the following principal features. Employees of corporations registered in Denmark that constitute a "Group" which, during the past three years, has employed an average of not fewer than 35 employees (such as Olicom and its Danish subsidiaries) have the right to elect from among such employees a number of directors of the parent corporation, so that the total number of employee-directors and substitutes therefor will equal one-half of the total number of directors elected by the shareholders at a General Meeting (but not fewer than three directors).


REMOVAL OF DIRECTORS


         Under the Companies Act, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote. However, board members elected by the employees in accordance with the statutory rights of the employees as described above cannot be removed by the shareholders at a General Meeting. Such employee-elected directors (who are elected for a four-year period) may be removed at any time by utilizing the same procedure as is used for their election. In addition, an employee-elected director is required to resign his or her directorship at such time as his or her employment terminates.


CLASSIFIED BOARD OF DIRECTORS


         A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process. The Olicom Articles do not currently provide for a classified board.


FILLING VACANCIES ON THE BOARD OF DIRECTORS


         Under the Companies Act, a member of the board of directors may retire from the board of directors at any time by giving notice to the board. When a member of the board of directors resigns his or her directorship before the expiration of his term and no deputy board member has been elected to replace him or her, the other members of the board of directors may elect a new member to hold office for the remainder of the resigning director's term. When the election of a director is effected by a General Meeting, the election of a new member of the board of directors can be postponed until the next ordinary General Meeting at which election for the board of directors can take place, provided that the remaining members and deputies of the board of directors constitute a quorum.


APPRAISAL RIGHTS


         Under the Companies Act, in connection with a merger, shareholders in a non-surviving corporation may claim compensation from the corporation if they dissent at the General Meeting and if the consideration for their shares is not reasonable and appropriate. In such event, legal action is required to be instituted by the dissenting shareholder within two weeks of the adoption of the merger by the merging corporations.



INSPECTION OF SHAREHOLDER LIST



         Under the Companies Act, the register of shareholders is not open to shareholders, but is available at the corporation's office for inspection by public authorities. In corporations where the employees have not elected members to the board of directors, the register of shareholders is also available to a representative of the employees of such corporation.



SHAREHOLDER DERIVATIVE ACTIONS



         Any resolution to the effect that a Danish corporation shall institute legal proceedings against the founders, directors, managers, valuers, auditors, investigators or shareholders in pursuance of the applicable provisions of the Companies Act regarding such persons' liability toward the corporation is subject to the adoption of such a resolution at a General Meeting by shareholders. Where shareholders representing at least one-tenth of the share capital oppose the decision in favor of an exemption from liability or in favor of waiving the right to institute legal proceedings against such persons, any shareholder can institute legal proceedings claiming that the responsible persons be required to pay to the corporation the cost of such matter; however, such persons will be entitled to have such costs reimbursed by the corporation to the extent that the corporation recovers its costs in such action. Shareholders who thereafter take legal action are responsible for the payment of the costs of the case; however, they are entitled to have such costs reimbursed by the corporation. Any such legal action may not be instituted later than six months after the adoption of the resolution by the General Meeting, or if an investigation into the affairs of the corporation has been commenced in pursuance of the provisions of the Companies Act providing for investigations, six months after such investigation has been completed.


FIDUCIARY DUTIES OF DIRECTORS


         Under the Companies Act, the board of directors and management of a corporation have an obligation to act in the best interests of the corporation and its shareholders. Directors are required to arrange for an appropriate organization of the corporation's activities. The management of a corporation chartered under the Companies Act is in charge of the day-to-day management of the corporation, and in this connection, is required to comply with instructions or orders of the board of directors. Without the approval of the board of directors, management may not conduct transactions that, in light of the general circumstances, are of an unusual nature or importance. The board of directors is required to assure that the corporation's accounts and financial administration are controlled in a manner deemed to be satisfactory in view of the corporation's circumstances. In this regard, the board of directors is required to assure that the bookkeeping and administration of assets of the corporation are controlled in a satisfactory manner in light of the corporation's circumstances. The board of directors is obligated to take into consideration and protect interests other than those of the shareholders. For example, members of the board of directors who have intentionally or negligently caused damage to creditors of a corporation may be liable to the corporation's creditors. The board of directors also has an obligation to assure that other laws, such as environmental laws and laws with respect to workers' protection, are duly complied with. Under the Companies Act, a corporation may not make loans to, or grant a security interest that benefits, shareholders of the corporation, or with respect to the directors or managers of such corporation or its parent.


LIABILITY AND INDEMNIFICATION


         Under the Companies Act, directors and managers who, in connection with the performance of their duties, deliberately or negligently inflict damage on the corporation may be required to compensate the corporation for such damage. Directors and managers are also liable for damage inflicted on shareholders, creditors of the corporation or any third party through a violation of the Companies Act or the corporation's articles of association. A shareholder may be liable for losses suffered by a corporation, other shareholders or any third party, to the extent that such losses are the result of a violation of the Companies Act or a corporation's articles of association committed deliberately or through gross negligence. In the event that a court finds that there is a danger of continued abuse or there are other circumstances that support remedial action, a court can require a shareholder who so violates the Companies Act or a corporation's articles of association to purchase the shares of other shareholders who are injured as a consequence thereof. In such event, the purchase price for such shares is to be determined with due regard for the corporation's financial condition and other matters that the court determines are reasonable in the circumstances. Where several persons become liable to pay compensation at the same time, they will be jointly and severally liable for the compensation. The concept of indemnification of directors or managers of a corporation for liabilities arising from their actions toward third parties as directors or managers is not well known in Denmark. It is therefore not clear to what extent, if any, an agreement for indemnification of directors or managers is effective under Danish law.


LIMITATIONS ON SHARE OWNERSHIP


         The Olicom Articles provide that no person, firm or entity (each, a "person") may, without obtaining the approval of the Olicom Board, own more than 33% of Olicom's share capital or votes at any time (the "Share Ownership Limit"). The Board may condition its approval on the satisfaction of such conditions that it determines to be appropriate. For the purpose of determining ownership of shares or votes, a person will generally be deemed to own shares or votes which are considered to be beneficially owned by such person under Rule 13d-3 under the Exchange Act.



         A person who owns more than 33% of Olicom's share capital or votes at any time who has not obtained the approval of the Board cannot be registered or otherwise accepted as a shareholder, and such person will have no voting rights, rights to dividends or distributions, or any other rights as a shareholder, for such portion of such person's shareholding that exceeds 33%. The Board may approve the ownership by a person of more than 33% of Olicom's share capital or votes (i) in the event that such person has, prior to purchasing more than 33% of Olicom's share capital or votes, requested the approval by the Board to own more than the Share Ownership Limit, (ii) in the event that such person has made a legally binding and irrevocable bona fide offer to all shareholders of Olicom (other than such person, to the extent that he is a shareholder) to purchase all the shares and votes in Olicom at a price deemed favorable by the Board, in its discretion or (iii) in such other circumstances, as determined by the Board. The Board has given its approval to the ownership by Nilex Systems ApS, Olivetti Realty N.V., Lars Stig Nielsen and Asbjern Smitt of shares in excess of the Share Ownership Limit.


         The Olicom Articles contain no other specific antitakeover provision.

PRE-EMPTIVE RIGHTS


         Except for shares issued pursuant to authorizations granted to the Board as described in the Olicom Articles, all shareholders of Olicom have pre-emptive rights in the event of any increase in Olicom's share capital. Changes in the share capital can be made by the decision of Olicom's shareholders at a General Meeting or by the decision of the Board pursuant to the authorizations in the Olicom Articles. At a General Meeting, Olicom's shareholders may agree to deviations from the general pre-emptive rights of the existing shareholders for the purpose of specific increases of Olicom's share capital; however, such resolutions may be adopted only by a majority of two-thirds of the share capital and votes represented at the General Meeting (subject to higher voting requirements if shares will be issued at a price below the market value of the shares). A General Meeting has previously authorized the Board to (i) increase Olicom's share capital for the purpose of acquiring assets of companies, and
(ii) issue warrants and, in connection therewith, to increase Olicom's share capital upon the exercise of such warrants. Accordingly, no shareholder of Olicom will have pre-emptive rights to purchase Common Shares in connection with the exercise of Warrants.


DIVIDEND RIGHTS


         Under the Companies Act, distributions of profits may only be authorized by shareholders based on the latest annual audited accounts of Olicom. The financial year of Olicom is the calendar year. Interim dividends cannot be paid, and shareholders cannot authorize the payment of an annual dividend greater than the amount that has been recommended or agreed to by the Board. The Companies Act requires that any distribution of profits available for distribution, after covering any losses for previous years, be distributed pro rata to all shareholders. All dividends that remain unclaimed for a period of five years after having been declared are forfeited and revert to Olicom.


RIGHTS OF PURCHASE


         Under the Companies Act, a corporation may, if authorized by a General Meeting, acquire its own shares against payment of consideration, although the aggregate amount of such shares held by a corporation and its subsidiaries may not exceed 10% of the aggregate amount of issued shares. At the Annual General Meeting held on May 29, 1997, the Board was authorized to purchase up to 10% of Olicom's share capital at the market price of the shares on the date of purchase, with deviation of up to 10% from the market price. Such authorization expires on the earlier of the next General Meeting or November 28, 1999.



PROVISIONS RELATED TO NON-DANISH SHAREHOLDERS



         There are no special limitations or provisions in the Olicom Articles or Danish law applicable to shareholders who are not citizens or residents of Denmark to hold or vote shares.


                                 LEGAL MATTERS


          The validity of the Common Shares offered hereby will be passed upon by Advokatfirmaet O. Bondo Svane, Copenhagen, Denmark. As of the date of this Prospectus, partners of Advokatfirmaet O. Bondo Svane owned 13,550 Common Shares.


                                    EXPERTS


         The Consolidated Financial Statements of the Company appearing in the Company's Annual Report on Form 20-F for the year ended December 31, 1996, have been audited by Ernst & Young A/S, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Consolidated Financing Statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS



         The Consolidated Financial Statements of Olicom for the three-year period ended December 31, 1996, are set forth in Olicom's Annual Report on Form 20-F for the fiscal year ended December 31, 1996, and are hereby incorporated by reference. The consolidated unaudited financial statements of Olicom for the quarter ended March 31, 1997, are set forth in Olicom's Report on Form 6-K for the quarter ended March 31, 1997, and are hereby incorporated by reference.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



         The only expenses anticipated to be incurred in connection with the preparation and filing of this Post-Effective Amendment No. 1 are legal and accounting fees and expenses, and printing expenses, which are estimated to be approximately $5,000.



ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS



         Under the Companies Act, directors of the Registrant and the Registrant's officers who are registered as managers with the Companies and Commercial Agency of the Kingdom of Denmark (Messrs. Lars Stig Nielsen, Boje Rinhart and Niels Christian Furu are the only officers of the Registrant so registered) are liable to the Registrant and to third parties for any breach of the Registrant's Articles of Association or the Companies Act. Officers not so registered are indemnified under the Companies Act in respect of actions and claims arising out of actions taken by them in their official capacity, provided that such actions do not involve gross negligence or fraud.


         The Registrant has entered into Indemnification Agreements with its directors and officers which provide indemnification to the fullest extent permitted by the Companies Act. In addition, Olicom, Inc., has entered into Indemnification Agreements with its directors and officers who are not directors and officers of the Registrant. Such Indemnification Agreements provide indemnification to the fullest extent permitted by the Delaware General Corporation Law, as amended.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES




Exhibit
  No.                             Description
  *2.1           Agreement and Plan of Reorganization (the "Merger Agreement")
                 dated as of March 20, 1997, among the Registrant, PW
                 Acquisition Corporation and CrossComm Corporation

  *3.1 Articles of Association (English translation) of the Registrant



  *4.1 Specimen certificate for Common Shares (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-1 filed
                 September 9, 1992 (File No. 33-51818), and incorporated by reference herein)

  *4.2           Specimen certificate for common stock purchase warrant
                 (included as Exhibit B to the Merger Agreement)

  *5.1           Opinion of Advokatfirmaet O. Bondo Svane

 *10.1           Form of Warrant Agreement

 *10.2           Form of CrossComm Affiliates Agreement

 *10.3 Shareholder's Agreement dated as of March 20, 1997, between the Registrant and Tadeusz Witkowicz

 *10.4           Shareholder's Agreement dated as of March 20, 1997, between
                 CrossComm Corporation and Lars Stig Nielsen

 *10.5           Consulting Agreement dated March 20, 1997, between Olicom,
                 Inc. and Tadeusz Witkowicz (including form of Stock Option
                 Agreement to evidence grant to Mr. Witkowicz of option in common shares of the Registrant)

 *10.6 Agreement dated March 20, 1997, between CrossComm Corporation and Tadeusz Witkowicz

 *10.7           Share Purchase Agreement dated January 23, 1996 between Olicom
                 A/S and Nilex Systems ApS

  23.1           Consent of Ernst & Young A/S

 *23.2           Consent of Ernst & Young LLP

 *23.3           Consent of Advokatfirmaet O. Bondo Svane (included in Exhibit
                 5.1 hereto)

 *23.4           Consent of Alex. Brown & Sons Incorporated

 *23.5           Consent of Montgomery Securities

 *23.6           Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.

 *99.1           Form of Olicom proxy


 *99.2           Form of CrossComm proxy

 *99.3           Consent of persons named to become directors

-------------------

   * Previously filed.


ITEM 17. UNDERTAKINGS


         (a)     The undersigned registrant hereby undertakes as follows:

                 1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                 5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Copenhagen, Kingdom of Denmark, on the 7th day of October, 1997.


                                           OLICOM A/S



                                           By:  /s/ Lars Stig Nielsen
                                              ----------------------------
                                              Lars Stig Nielsen, Managing
                                              Director and Chief Executive
                                              Officer



         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Signature                Title and Capacity          Date
--------------------------        --------------------      --------

  /s/ Jan Bech*                   Chairman of the Board     October 7, 1997
--------------------------        and Director
      Jan Bech


 /s/ Bo F. Vilstrup*              Deputy Chairman of the    October 7, 1997
--------------------------        Board and Director
     Bo F. Vilstrup


  /s/ Lars Stig Nielsen           Managing Director, Chief  October 7, 1997
--------------------------        Executive Officer and
      Lars Stig Nielsen           Director


 /s/ Boje Rinhart                 Principal Financial and   October 7, 1997
--------------------------        Accounting Officer
     Boje Rinhart


  /s/ Kurt Anker Nielsen*         Director                  October 7, 1997
-------------------------
      Kurt Anker Nielsen

  /s/ Frank G. Petersen*          Director                  October 7, 1997
--------------------------
      Frank G. Petersen


   /s/ Michael J. Peytz*          Director                  October 7, 1997
--------------------------
       Michael J. Peytz


                                  Director                  October ___, 1997
--------------------------
      Anders Knutsen





-----------------


*   /s/ Boje Rinhart
--------------------------
        Boje Rinhart
      Attorney-In-Fact


Exhibit
  No.                             Description
  *2.1           Agreement and Plan of Reorganization (the "Merger Agreement")
                 dated as of March 20, 1997, among the Registrant, PW
                 Acquisition Corporation and CrossComm Corporation

  *3.1 Articles of Association (English translation) of the Registrant

  *4.1 Specimen certificate for Common Shares (filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-1 filed
                 September 9, 1992 (File No. 33-51818), and incorporated by reference herein)

  *4.2           Specimen certificate for common stock purchase warrant
                 (included as Exhibit B to the Merger Agreement)

  *5.1           Opinion of Advokatfirmaet O. Bondo Svane

 *10.1           Form of Warrant Agreement

 *10.2           Form of CrossComm Affiliates Agreement

 *10.3 Shareholder's Agreement dated as of March 20, 1997, between the Registrant and Tadeusz Witkowicz

 *10.4           Shareholder's Agreement dated as of March 20, 1997, between
                 CrossComm Corporation and Lars Stig Nielsen

 *10.5           Consulting Agreement dated March 20, 1997, between Olicom,
                 Inc. and Tadeusz Witkowicz (including form of Stock Option
                 Agreement to evidence grant to Mr. Witkowicz of option in common shares of the Registrant)

 *10.6 Agreement dated March 20, 1997, between CrossComm Corporation and Tadeusz Witkowicz

 *10.7           Share Purchase Agreement dated January 23, 1996 between Olicom
                 A/S and Nilex Systems ApS

  23.1           Consent of Ernst & Young A/S

 *23.2           Consent of Ernst & Young LLP

 *23.3           Consent of Advokatfirmaet O. Bondo Svane (included in Exhibit
                 5.1 hereto)

 *23.4           Consent of Alex. Brown & Sons Incorporated

 *23.5           Consent of Montgomery Securities

 *23.6           Consent of Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.

 *99.1           Form of Olicom proxy

 *99.2           Form of CrossComm proxy

 *99.3           Consent of persons named to become directors


-------------------

   * Previously filed.